Contact:	Clint Severson	Lytham Partners, LLC
	Chief Executive Officer	Joe Dorame, Robert Blum and Joe Diaz
	Abaxis, Inc.	602-889-9700
510-675-6500

ABAXIS REPORTS RECORD REVENUES FOR
THE FIRST QUARTER OF FISCAL 2011

Union City, California – July 29, 2010 - ABAXIS, Inc. (Nasdaq: ABAX), a medical products company manufacturing point-of-care blood analysis systems, today reported financial results for the first fiscal quarter ended June 30, 2010.

Record quarterly highlights include:
•	Revenues of $35.0 million, up 18% over last year’s comparable quarter.
•	North America revenues of $27.8 million, up 15% over last year’s comparable quarter.
•	International revenues of $7.2 million, up 30% over last year’s comparable quarter.
•	Veterinary market sales of $26.8 million, up 23% over last year’s comparable quarter.
•	Total veterinary reagent disc sales of 1.1 million units, up 6% over last year’s comparable quarter.
•	Total medical and veterinary reagent disc sales of 1.6 million units, up 10% over last year’s comparable quarter.
•	Total medical and veterinary reagent disc sales of $20.1 million, up 9% over last year’s comparable quarter.
Other quarterly highlights include:
•	Total medical and veterinary instrument sales of 1,025 units, up 23% over last year’s comparable quarter.
•	Total medical reagent disc sales of 521,000 units, up 21% over last year’s comparable quarter.
•	Cash, cash equivalents and investments as of June 30, 2010 of $98.4 million, compared to $80.8 million as of June 30, 2009.

Quarterly Results:  For the fiscal quarter ended June 30, 2010, Abaxis reported revenues of $35.0 million, as compared with revenues of $29.6 million for the comparable period last year, an increase of 18 percent.  Revenues from instrument sales, which include chemistry analyzers, hematology instruments, coagulation analyzers and i-STAT analyzers, increased by an aggregate of $1.0 million, or 17 percent, over the same period last year.  The company reported total medical and veterinary instrument sales of 1,025 units, up 23 percent over the same period last year.  Revenues from consumables, which include reagent discs, hematology reagent kits, coagulation cartridges, i-STAT cartridges and heartworm rapid tests, increased by an aggregate of $4.4 million, or 21 percent, over the same period last year.  The company reported net income of $3.6 million for the fiscal quarter ended June 30, 2010, compared to $3.8 million for the same period last year.  The company’s effective tax rate in the quarter ended June 30, 2010 was 39 percent, compared to 40 percent for the same period last year.  The company reported diluted net income per share of $0.16 (calculated based on 22,750,000 shares) for the first quarter of fiscal 2011, compared to $0.17 per share (calculated based on 22,357,000 shares) for the same period last year.

Other Reported Information:  Consumables revenues for the first quarter of fiscal 2011 were $25.3 million, up 21 percent over the $20.9 million reported for the same period last year.  Total sales in the medical market for the first quarter of fiscal 2011 were $6.4 million, an increase of 12 percent compared to the same period last year. Medical sales worldwide, excluding sales to the U.S. government, during the first quarter of fiscal 2011 were $5.8 million, an increase of 29 percent compared to the same period last year.  Total sales in the veterinary market for the first quarter of fiscal 2011 were $26.8 million, an increase of 23 percent compared to the same period last year.  Veterinary reagent disc sales for the first quarter of fiscal 2011 were $15.6 million, an increase of 8 percent compared to the same period last year.  Non-cash compensation expense recognized for share-based awards during the first quarter of fiscal 2011 was $1.1 million, compared to $896,000 for the same period last year.

Clint Severson, chairman and chief executive officer of Abaxis, commented, “We are pleased with the 18% growth in first quarter revenues and the 10% increase in reagent disc unit sales versus the comparable quarter last year.  We are particularly pleased with the 23% increase in medical and veterinary instruments unit sales during the quarter.  In spite of the continuing difficult economic conditions we achieved measurable traction in placing total instruments into operation during the first quarter.  We firmly believe that will continue to drive our recurring revenues in the form of increased reagent sales in the coming quarters and years.  We are also gratified with the 30% increase in international sales that were achieved during the quarter.  Our sales and marketing strategy is generating outstanding results in our business.”

Mr. Severson continued, “During the quarter, we made significant investments in sales and marketing to support our recently introduced products. Additionally, we have expanded our research and development initiatives in order to advance our technology and to develop new products that will drive substantial future growth and expanded market share.  We are dedicated to this process of refining and improving our existing products, continuously introducing new products, as well as improving and advancing our manufacturing operations and processes.  We believe there are great opportunities to grow our business going forward and we are dedicated to making that happen in the most effective and cost-efficient manner possible.”

Conference Call
Abaxis has scheduled a conference call to discuss its results at 4:15 p.m. Eastern Time on Thursday, July 29, 2010.  Participants can dial (877) 317-6789 or (412) 317-6789 to access the conference call, or can listen via a live Internet web cast, which is available in the Investor Relations section of the company’s website at http://www.abaxis.com.  A replay of the call is available by visiting http://www.abaxis.com for the next 30 days or by calling (877) 344-7529 or (412) 317-0088, access code 442697, through August 3, 2010.  This press release is also available prior to and after the call via Abaxis’ website or the Securities and Exchange Commission’s website at http://www.sec.gov.

About Abaxis
Abaxis develops, manufactures, markets and sells portable blood analysis systems for use in any veterinary or human patient-care setting to provide clinicians with rapid blood constituent measurements.  The system consists of a compact, 5.1 kilogram (11.2 pounds), portable analyzer and a series of single-use plastic discs, called reagent discs that contain all the chemicals required to perform a panel of up to 13 tests on veterinary patients and 14 tests on human patients.  The system can be operated with minimal training and performs multiple routine tests on whole blood, serum or plasma samples.  The system provides test results in less than 12 minutes with the precision and accuracy equivalent to a clinical laboratory analyzer.

Use of Financial Measures
To supplement the financial statements presented in accordance with United States generally accepted accounting principles (GAAP), Abaxis uses operating income per share, a non-GAAP financial measure.  The presentation of this financial information is not intended to be considered in isolation or as a substitute for, or superior to, the financial information prepared and presented in accordance with GAAP.  For more information on this non-GAAP financial measure, refer to the table captioned “Operating Income Per Share” included at the end of this release.  Abaxis defines operating income per share as operating income divided by the weighted average outstanding shares.  Management uses this measure in comparing Abaxis’ operating results with historical performance and believes it provides meaningful and comparable information to management and investors to assist in their review of Abaxis’ performance relative to prior periods and its competitors.

This press release includes, and our conference call will include, statements that constitute “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995 (the “Reform Act”), including but not limited to statements related to Abaxis’ cash position, financial resources and potential for future growth, market acceptance of new or planned product offerings, process improvements and product manufacturing quality and efficiencies in future production of our products.  Abaxis claims the protection of the safe-harbor for forward-looking statements contained in the Reform Act.  These forward-looking statements are often characterized by the terms “may,” “believes,” “projects,” “expects,” “anticipates,” or words of similar import, and do not reflect historical facts.  Specific forward-looking statements contained in this press release or in Abaxis’ conference call may be affected by risks and uncertainties, including, but not limited to, those related to the market acceptance of the company’s products and the continuing development of its products, required United States Food and Drug Administration clearance and other government approvals, risks associated with manufacturing and distributing its products on a commercial scale free of defects, risks related to the introduction of new instruments manufactured by third parties, risks associated with entering the human diagnostic market on a larger scale, risks related to the protection of the company’s intellectual property or claims of infringement of intellectual property asserted by third parties, risks related to condition of the United States economy, risks involved in carrying of inventory and other risks detailed under “Risk Factors” in Abaxis’ Annual Report on Form 10-K for the fiscal year ended March 31, 2010  and Abaxis’ other periodic reports filed from time to time with the United States Securities and Exchange Commission.  Forward-looking statements speak only as of the date the statements were made.  Abaxis does not undertake and specifically disclaims any obligation to update any forward-looking statements.

Financial Tables on Following Pages

ABAXIS, INC.
Condensed Consolidated Statements of Income
(In thousands, except per share data)
(Unaudited)

	Three Months Ended
	June 30,
	2010	2009
Revenues	$34,953	$29,625
Cost of revenues	15,169	12,470
Gross profit	19,784	17,155
Operating expenses:
Research and development	3,078	2,573
Sales and marketing	8,633	6,360
General and administrative	2,124	2,498
Total operating expenses	13,835	11,431
Income from operations	5,949	5,724
Interest and other income (expense), net	(105)	514
Income before income tax provision	5,844	6,238
Income tax provision	2,264	2,482
Net income	$3,580	$3,756
Net income per share:
Basic net income per share	$0.16	$0.17
Diluted net income per share	$0.16	$0.17

Shares used in the calculation of net income per share:
Weighted average common shares outstanding - basic	22,211	21,965
Weighted average common shares outstanding - diluted	22,750	22,357

ABAXIS, INC.
Condensed Consolidated Balance Sheets
(Unaudited and in thousands)

	June 30,	March 31,
	2010	2010
Current assets:
Cash and cash equivalents	$36,348	$27,857
Short-term investments	28,500	32,343
Receivables, net	23,879	23,714
Inventories	17,153	19,067
Prepaid expenses and other current assets	1,182	1,588
Net deferred tax assets, current	3,655	3,773
Total current assets	110,717	108,342
Long-term investments	33,529	36,319
Property and equipment, net	15,707	15,544
Intangible assets, net	4,456	4,600
Net deferred tax assets, non-current	2,935	2,935
Other assets	84	76
Total assets	$167,428	$167,816

Current liabilities:
Accounts payable	$4,713	$9,404
Accrued payroll and related expenses	5,236	5,615
Accrued taxes	1,571	400
Other accrued liabilities	1,027	1,256
Deferred revenue	1,032	1,157
Warranty reserve	942	1,183
Total current liabilities	14,521	19,015

Non-current liabilities:
Deferred rent	234	163
Deferred revenue	1,582	1,359
Warranty reserve	72	160
Total non-current liabilities	1,888	1,682

Shareholders' equity:
Common stock	125,370	125,050
Retained earnings	25,649	22,069
Total shareholders' equity	151,019	147,119
Total liabilities and shareholders' equity	$167,428	$167,816

Operating Income Per Share
(In thousands, except per share data)

	Three Months Ended
	June 30,
	2010	2009
Shares used in the calculation of operating income per share:
Weighted average common shares outstanding - basic	22,211	21,965
Weighted average common shares outstanding - diluted	22,750	22,357

Operating income per share - basic	$0.27	$0.26
Operating income per share - diluted	$0.26	$0.26

Revenues by Geographic Region
(In thousands)
	Three Months Ended
	June 30,
	2010	2009
North America	$27,789	$24,111
International	7,164	5,514
Total revenues	$34,953	$29,625

Revenues by Customer Group
(In thousands)
	Three Months Ended
	June 30,
	2010	2009
Medical Market	$6,438	$5,763
Veterinary Market	26,818	21,823
Other	1,697	2,039
Total revenues	$34,953	$29,625